UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREFERRED APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

Preliminary Proxy Statement Subject to Completion

March [•], 2020

Dear Fellow Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2020 Annual Meeting of Stockholders (the "Annual Meeting") of Preferred Apartment Communities, Inc. The Annual Meeting will be held at 9:00 a.m. Eastern Time on May 7, 2020 at our offices located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, Georgia 30327. Details of the business to be presented at the Annual Meeting can be found in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement (our "Proxy Statement").

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while setting a great precedent for our Company by keeping costs down and reducing the environmental impact of our Annual Meeting. On approximately March 24, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report to stockholders for 2019 (the "2019 Annual Report") and how to vote over the Internet or how to request and return a proxy card by mail. Stockholders who previously made a request to receive a paper copy of the proxy materials will be mailed the Proxy Statement, 2019 Annual Report and proxy card.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Proxy Statement and on the proxy card.

On behalf of the Board of Directors, we thank you for your ongoing support and investment in our Company.

Sincerely,

Joel T. Murphy
Chief Executive Officer and President

3284 Northside Parkway NW, 2nd Floor
Atlanta, Georgia 30327

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………...……	9:00 a.m. (Eastern Time) on May 7, 2020
PLACE……………………………..	3284 Northside Parkway NW, 2nd Floor Atlanta, Georgia 30327
ITEMS OF BUSINESS……………
1) To elect seven directors to serve until the annual meeting of stockholders in 2021.
2) Approval of the Articles of Amendment to the Company's charter;
3) To conduct an advisory vote on named executive officer compensation.
4) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020.
5) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE………………….	In order to vote, you must have been a stockholder at the close of business on March 13, 2020.
ADMISSION TO THE MEETING……………………..….

Only stockholders of the Company and its invited guests may attend the meeting. Proof of ownership of our common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the meeting. For further information on admission, please refer to the question entitled "What do I need to do to attend the meeting in person?" on page 3 of the Proxy Statement, which follows this notice.

PROXY VOTING…………..……
We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of the following ways:

1) VISIT www.proxyvote.com to vote via the Internet. Have your proxy card in hand when you access the website and follow the instructions to vote your shares;
2) If you receive a printed copy of the proxy materials by mail, you may vote by telephone by CALLING 1-800-690-6903 (this is a free call in the U.S.). Have your proxy card in hand when you call and then follow the instructions to vote your shares; or
3) If you receive a printed copy of the proxy materials by mail, you may vote if you MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

Any proxy may be revoked by you at any time prior to its exercise at the meeting.

By Order of the Board of Directors,
Jeffrey R. Sprain
General Counsel and Secretary
March [•], 2020

TABLE OF CONTENTS

PROXY STATEMENT	1
ABOUT THE PROXY STATEMENT	1
COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	6
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	8
Nominees for Election	8
Biographical Information Regarding Executive Officers Who Are Not Directors	11
Director Compensation	12
CORPORATE GOVERNANCE	14
Board of Directors and Committees	14
Director Stock Ownership Guidelines	15
Code of Business Conduct and Ethics	15
Fraud and Ethics Risk Management Policy	15
Committee Charters and Corporate Governance Guidelines	15
Compensation Committee Interlocks and Insider Participation	15
Board Leadership and Risk Oversight	16
Meetings of the Board of Directors	16
Communications with Our Board of Directors	16
Environmental, Social and Governance	16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17
Internalization	17
Management Agreement	18
OP Agreement	19
Affiliate Loans	19
Management Agreement Fees	19
Conflicts of Interest	20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
COMPENSATION COMMITTEE REPORT	25
SUMMARY COMPENSATION TABLE	26
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	27
OPTION EXERCISES AND STOCK VESTING	27
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	27
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	28
AUDIT COMMITTEE REPORT	29
PROPOSAL NO. 2 – PROPOSAL TO APPROVE THE ARTICLES OF AMENDMENT TO THE COMPANY'S CHARTER	30
PROPOSAL NO. 3 – PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT	31
PROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
OTHER BUSINESS	33
ANNEX A - Articles of Amendment	A-1

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3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327

2020 Annual Meeting of Stockholders

PROXY STATEMENT

Preferred Apartment Communities, Inc. ("we," "our," "us" or the "Company") is furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at our 2020 Annual Meeting of Stockholders (the "Annual Meeting"). We will hold the Annual Meeting at our principal executive offices, located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, Georgia 30327, on Thursday, May 7, 2020 at 9:00 a.m. Eastern Time, and any postponements or adjournments thereof. On approximately March 24, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2019 Annual Report and how to vote over the Internet or how to request and return a proxy card by mail.

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of seven directors nominated by our Board of Directors (the "Board") and listed in this Proxy Statement to serve until the annual meeting of stockholders in 2021;

•	Approval of the Articles of Amendment to the Company's charter;

•	An advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020; and

•	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2019 Annual Report over the Internet at www.proxyvote.com. In addition, you can access the Proxy Statement and 2019 Annual Report here: [https://materials.proxyvote.com/74039L]. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 13, 2020, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other stockholder of record.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

How many shares are outstanding and entitled to vote at the Annual Meeting?

At the close of business on March 13, 2020, approximately [____] shares of our common stock were outstanding, including [____] shares of unvested restricted common stock, that are entitled to vote at the Annual Meeting. Additionally, [____] shares of our Series A Redeemable Preferred Stock, [____] shares of our Series M Redeemable Preferred Stock, [____] shares of our Series A1 Redeemable Preferred Stock and [____] shares of our Series M1 Redeemable Preferred Stock were outstanding on such date, none of which are entitled to vote at the Annual Meeting.

What constitutes a quorum?

Stockholders entitled to cast at least a majority of all the votes entitled to be cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, "abstentions" and broker non-votes count for purposes of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a "routine" matter and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are "non-routine" matters under New York Stock Exchange ("NYSE") rules to which we are subject, except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020 (Proposal 4).

What is the difference between a "stockholder of record" and a "street name" holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

If you are a "street name" holder, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person; however, in order to vote your shares in person, you must provide us with a legal proxy from your bank, broker or other stockholder of record.

Brokerage firms have authority under NYSE rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for "non-routine matters" unless they have received voting instructions. As explained above, all items on this year’s ballot are "non-routine" matters under NYSE rules except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020 (Proposal 4). Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the Annual Meeting.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•
over the Internet (if you have access to the Internet, we encourage you to vote in this manner) by going to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares;

•	by telephone by calling 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares;

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid, preaddressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

Please carefully follow the directions in the Notice of Internet Availability of Proxy Materials or proxy card you received. Proxies submitted over the Internet or by telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2020. Proxies submitted by mail must be received by the Company prior to the commencement of the Annual Meeting.

If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Broadridge Investor Communications Solutions, Inc. ("Broadridge"), our proxy tabulator, at 1-800-690-6903.

Can I vote my shares in person at the meeting?

If you are a "stockholder of record," you may vote your shares in person at the meeting. If you hold your shares in "street name," you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned our common stock as of the close of business on March 13, 2020 are entitled to attend the meeting.

•
If your shares are registered in your name and you owned our common stock as of the close of business on March 13, 2020, you only need to provide some form of government issued photo identification for admission.

•
If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our common stock on March 13, 2020.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that you have multiple accounts with our transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials or proxy card you received. Please vote all the shares you own.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•
by sending a written notice of revocation to our Secretary at 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327 so it is received prior to the Annual Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so it is received prior to the commencement of the Annual Meeting in accordance with the instructions included on the proxy card(s); or

•	by attending the Annual Meeting and voting your shares in person.

How may I vote for each proposal?
Proposal 1 – You may vote for each individual nominee or withhold from each individual nominee.
Proposal 2 – You may vote for, against or abstain on the approval of the Articles of Amendment to the Company's charter.
Proposal 3 – You may vote for, against or abstain on the advisory vote on named executive officer compensation.
Proposal 4 – You may vote for, against or abstain from voting to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020.

What are the Board's recommendations on how I should vote my shares?

Proposal 1 –	For all the nominees for election as director.
Proposal 2 – For the the Articles of Amendment to the Company's charter.
Proposal 3 – For the advisory proposal on named executive officer compensation.

Proposal 4 –	For the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020.

What vote is required to approve each item?

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Since this is an uncontested election, by a majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Approval of the Articles of Amendment to the Company's charter	The affirmative vote of two-thirds of all of the votes entitled to be cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will have the same effect as votes against the proposal.

3	Advisory vote on named executive officer compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

4	Ratification of appointment of independent auditors	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

None of these proposals, if approved, entitles stockholders to appraisal rights under Maryland law or our charter.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted as follows:

Proposal 1 –	For all the nominees for election as director.
Proposal 2 – For the the Articles of Amendment to the Company's charter.
Proposal 3 – For the advisory proposal on named executive officer compensation.

Proposal 4 –	For the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2020.

What happens if additional matters are presented at the Annual Meeting?

We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time at our principal executive offices at 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327. Please contact our Secretary at 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327 to make arrangements.

Who will count the votes?

A representative of Broadridge will act as the inspector of elections and will tabulate votes. In connection with the duties as inspector of elections, Broadridge’s representative will also determine whether a quorum is present, evaluate the validity of proxies and ballots and certify the voting results.

Who pays the cost of this proxy solicitation?

Proxies will be solicited on behalf of the Board by mail, in person and by telephone. We will pay the cost of preparing, assembling and mailing the proxy materials and the cost of soliciting proxies. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. We have not hired a proxy solicitor for the Annual Meeting. Our officers, directors and employees may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. We have hired Broadridge to assist in the distribution of our proxy materials and the tabulation of proxies. In addition, Broadridge will serve as our inspector of elections. If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Broadridge at 1-800-690-6903.

What is "householding?"

In accordance with a notice sent to certain street name stockholders of our common stock who share a single address, stockholders at a single address will receive only one copy of this Proxy Statement and our 2019 Annual Report unless we have previously received contrary instructions. This practice, known as "householding," is designed to reduce our printing and postage costs. We currently do not "household" for stockholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2019 Annual Report, you may contact us at Preferred Apartment Communities, Inc., 3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327, Attn: Investor Relations, telephone: 1-770-818-4100, and we will deliver those documents to you promptly upon receiving the request. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

How do I submit a stockholder proposal for, or nominate an individual for election at, the 2021 annual meeting or related proxy materials, and what is the deadline for submitting a proposal or nominating an individual?

In order for a stockholder proposal to be properly submitted for presentation at our 2021 annual meeting and included in the proxy material for our 2021 annual meeting, we must receive written notice of the proposal at our executive offices by November 24, 2020. In order for a stockholder to nominate an individual for election to our Board, or to present a proposal of other business (other than a proposal to be included in our proxy materials), at our 2021 annual meeting, we must receive written notice of the nomination or proposal during the period beginning on October 25, 2020 and ending at 5:00 p.m., Eastern Time, on November 24, 2020. However, if our 2021 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the Annual Meeting, then we must receive written notice of the nomination or proposal either (i) during the period beginning on the 150th day prior to, and ending at 5:00 p.m., Eastern Time, on the 120th day prior to, the date of our 2020 annual meeting, or (ii) the tenth day following the day on which we first publicly announce the date of our 2021 annual meeting. All proposals must contain the information specified in, and otherwise comply with, our bylaws and the federal securities laws. Proposals should be sent via registered, certified or express mail to: 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327, Attention: Jeffrey R. Sprain, General Counsel and Secretary.

Other Information

Our 2019 Annual Report, including financial statements audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, and PricewaterhouseCoopers LLP's report thereon, is available at https://materials.proxyvote.com/74039L, and if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement. However, the 2019 Annual Report forms no part of the material for the solicitation of proxies.

The 2019 Annual Report may also be accessed through our website at www.pacapts.com by clicking on the "Investors" link, followed by the "Annual Reports" link. In addition, our Annual Report on Form 10-K for the year ended December 31, 2019 ("2019 Form 10-K Annual Report") is available on our website and from the SEC's website at www.sec.gov. At the written request of any stockholder who owns our common stock as of the close of business on the record date, we will provide, without charge, paper copies of our 2019 Form 10-K Annual Report, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. If requested by stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our 2019 Form 10-K Annual Report by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Preferred Apartment Communities, Inc.
3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327
Attention: General Counsel and Secretary

COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of our common stock as of February 28, 2020 for:

•	our directors and nominees;

•
our principal executive officer, principal financial officer and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations (collectively the "Named Executive Officers");

•	our directors and Named Executive Officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of our common stock the person actually owns beneficially or of record, all shares of our common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of common stock that may be issued upon conversion of Class A Units representing Class A limited partnership interests ("Class A Units") in Preferred Apartment Communities Operating Partnership, L.P. (our "operating partnership"), of which the Company is the general partner). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

	Common Stock Outstanding

Beneficial Owner	Shares Owned		Percentage

The Vanguard Group	4,624,961	(1)	9.65%
Blackrock, Inc.	3,634,585	(2)	7.59%
Nuveen	2,627,132	(3)	5.48%
Daniel M. DuPree	167,431	(4)	*
Michael J. Cronin	84,107	(5)	*
Leonard A. Silverstein	0	(6)	*
Joel T. Murphy	93,477	(7)	*
John Isakson	20,551	(8)	*
Steve Bartkowski	54,508	(9)(11)	*
Gary B. Coursey	49,018	(9)	*
Sara J. Finley	3,778	(9)	*
William J. Gresham, Jr.	43,462	(9)(10)	*
Howard A. McLure	75,365	(9)(12)	*
Timothy A. Peterson	57,944	(9)	*
John M. Wiens	21,906	(9)	*

All directors, director nominees and executive officers as a group (12 persons)	504,116		1.43%
______________________

*	Less than 1%

(1)
As of December 31, 2019. Based solely upon information provided in a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group beneficially owned 4,624,961 shares, 44,620 shares of which it has sole voting power with respect thereto, 2,800 shares of which it has shared voting power with respect thereto, 4,582,504 of such shares of which it has sole dispositive power with respect thereto and 42,457 shares of which it has shared dispositive power with respect thereto. The business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(2)
As of December 31, 2019. Based solely upon information provided in a Schedule 13G/A filed with the SEC on February 10, 2020. Blackrock, Inc. beneficially owned 3,634,585 shares, 3,524,033 shares of which it has sole voting power with respect thereto and 3,634,585 shares of which it has sole dispositive power with respect thereto. The business address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
As of December 31, 2019. Based solely upon information provided in a Schedule 13G filed with the SEC on February 14, 2020. TIAA-CREF Investment Management, LLC ("TCIM”) is the investment adviser to the College Retirement Equities Fund ("CREF”), a registered investment company, and may be deemed to be a beneficial owner of 296,592 shares of Issuer’s common stock owned by CREF and has sole voting power and sole dispositive with respect thereto. Teachers Advisors, LLC ("TAL”) is the investment adviser to three registered investment companies, TIAA-CREF Funds ("Funds”), TIAA-CREF Life Funds ("Life Funds”), and TIAA Separate Account VA-1 ("VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the "Separate Accounts”), and may be deemed to be a beneficial owner of 694,567 shares of Issuer’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts and has sole voting power and sole dispositive with respect thereto. Nuveen Asset Management, LLC ("NAM”), is a registered investment adviser affiliated with TCIM, TAL, and TIAA. NAM may be deemed to be a beneficial owner of 1,622,753 shares of Issuer’s common stock and has sole voting power and sole dispositive with respect thereto. Total also includes 13,220 shares beneficially owned by Teachers Insurance and Annuity Association of America 13-1624203 ("TIAAA") for which TIAAA has sole voting power and sole dispositive with respect thereto.

(4)	51,078 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(5)	65,579 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(6)	While Mr. Silverstein has no beneficial ownership pursuant to SEC rules, family trusts for which Mr. Silverstein is a beneficiary own an aggregate of 346,027 shares of Common Stock.

(7)	93,477 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(8)	20,551 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(9)	944 of these shares are unvested shares of restricted Common Stock that will vest on April 27, 2020.

(10)	10,851of these shares are owned by Mr. Gresham's spouse. Mr. Gresham disclaims any beneficial ownership of such shares.

(11)	1,223 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our common stock or cash, as selected by the Company.

(12)	71,729 of these shares are owned by the Howard Alex McLure Revocable Trust, of which Mr. McLure is the sole trustee and sole beneficiary.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors recommends a vote FOR all of the nominees named below.

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire Board but may not be fewer than two nor more than ten. We currently have ten directors, including seven independent directors. The term of each director expires at the Annual Meeting and when his or her respective successor is duly elected and qualified.

Upon the recommendation of our Nominating and Corporate Governance Committee of the Board (which is comprised solely of independent directors) the Board has nominated incumbent directors Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, Sara J. Finley, Howard A. McLure, Joel T. Murphy and Timothy A. Peterson, to stand for re-election at the Annual Meeting and to hold office until the later of our annual meeting of stockholders in 2021 and when a successor is elected and qualified. Messrs. Silverstein, Wiens and Gresham will not stand for re-election as they were not renominated by Board. Due to the recent nature of these decisions to not renominate, the Board has not yet nominated individuals to fill these three vacancies and the Board plans to reevaluate the size of the Board following the 2020 Annual Meeting.

We expect that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. Since this is an uncontested election, each director will be elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

Nominees for Election

We have provided below certain information about each nominee for election as a director.

Name	Age	Position(s)
Steve Bartkowski	67	Independent Director
Gary B. Coursey	80	Independent Director
Daniel M. DuPree	73	Executive Chairman of the Board
Sara J. Finley	59	Independent Director
Howard A. McLure	63	Lead Independent Director
Joel T. Murphy	61	Chief Executive Officer, President and Director
Timothy A. Peterson	54	Independent Director

Steve Bartkowski was elected to our Board as a director, effective as of March 31, 2011. Mr. Bartkowski was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL’s rookie of the year in 1975, the NFL’s highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first playoff game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987. Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 – 1996. He was also the host of a top rated outdoor television series, Suzuki’s Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993. From 2000 until his retirement in late 2017, Mr. Bartkowski worked in business development for DPR Construction ("DPR"), a global commercial contractor and construction management company. Since December 2017, Mr. Bartkowski has served as a consultant to DPR. He is a well-known motivational speaker on personal success and excellence, giving speeches throughout the United States.

We believe that Mr. Bartkowski’s experience in business development for DPR and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board.

Gary B. Coursey was elected to our Board as a director on December 3, 2010. Mr. Coursey has over 50 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc., a LEED certified firm, in 1971 and has built an innovative architectural practice focused on a high level of creativity and design. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. In January 2015, Mr. Coursey was elected to the College of Fellows of the American Institute of Architects for his notable contributions to the advancement of the profession of architecture. Mr. Coursey has experience throughout the United States, as well as internationally. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey’s experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board.

Daniel M. DuPree has served as Executive Chairman of the Board since January 1, 2020. Prior to becoming Executive Chairman of the Board, Mr. DuPree served as Chairman and Chief Executive Officer of the Company from April 16, 2018 to January 1, 2020. Prior to becoming Chairman and Chief Executive Officer of the Company, Mr. DuPree served as Vice Chairman of the Company from August 2012 until April 16, 2018 and served as Chief Investment Officer of the Company from January 1, 2014 to April 16, 2018. Mr. DuPree was elected to our Board as a director effective as of March 31, 2011. Until December 31, 2013, Mr. DuPree served as our lead independent director and presided over executive sessions of non-management directors. Mr. DuPree has over 48 years of commercial real estate experience in development, leasing and property management. From March 2009 to March 2012, he served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

We believe that Mr. DuPree’s previous experience as President and Chief Operating Officer of Cousins Properties and as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board.

Sara J. Finley was elected to our Board as a director, effective as of May 2, 2019. Ms. Finley is the principal of Threshold Corporate Consulting, LLC, a consulting services firm that she founded in 2015.  From 2009 to 2011, Ms. Finley served as senior vice president and general counsel of CVS Health Corporation, formerly known as CVS Caremark Corporation (including its predecessor companies, "CVS Caremark"), a publicly traded pharmacy services company (NYSE: CVS).  From 2007 to 2009, Ms. Finley served as senior vice president and general counsel of the pharmacy benefits management division of CVS Caremark, and from 2011 until her retirement from the company in 2015, Ms. Finley served as a senior legal advisor for CVS Caremark.  From 1998 to 2007, Ms. Finley served as senior vice president, assistant general counsel and corporate secretary of Caremark Rx, Inc., a publicly traded company and a predecessor of CVS Caremark. Previously, she was a partner at the law firm Kutak Rock in Atlanta, Georgia.  Ms. Finley graduated from the University of Alabama and received her law degree from Vanderbilt University.  She currently serves on the board of directors of Tivity Health, Inc., a publicly traded provider of fitness and health improvement programs based in Franklin, Tennessee (NASDAQ: TVTY), Studio Bank, a state-chartered community bank based in Nashville, Tennessee and Oak Paper Products Company, Inc., a privately-held paper products, packaging and janitorial supply company based in Los Angeles, California. She has also served on several Nashville non-profit boards, including Alive Hospice, The Center for Nonprofit Management, The Land Trust for Tennessee and The Vanderbilt Law School Board of Advisors.

We believe Ms. Finley's skills, experience and qualifications with over 15 years of executive management experience for industry-leading health care companies; board leadership roles for corporate and non-profit organizations; and extensive experience as a senior legal advisor for mergers and acquisitions, health care regulatory matters, corporate governance, enterprise risk management, compliance, and other matters make her well qualified to serve as a member of our Board.

Howard A. McLure was elected to our Board as a director, effective as of March 31, 2011. In addition, as of January 1, 2014, Mr. McLure has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors. From September 2012 until its sale to a third party in November 2014, Mr. McLure served as Executive Chairman of the Board of Change Healthcare Corporation, a provider of healthcare cost transparency services to self-insured employers who sponsor high deductible health care benefit plans. From May 2011 until September 2012, Mr. McLure served as Chairman and Chief Executive Officer of Change Healthcare Corporation. From March 2007 until November 2009, he served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. — Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (now known as Magellan Health, Inc.) (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelors of Business Administration in Accounting from the University of Georgia in 1979.

We believe that Mr. McLure’s previous experience as Executive Chairman and Chief Executive Officer of Change Healthcare Corporation, Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. make him well qualified to serve as a member of our Board.

Joel T. Murphy was elected to our Board as a director, effective as of May 2, 2019 and has served as the Company's Chief Executive Officer since January 1, 2020 and as the Company's President since March 4, 2020. Prior to becoming the Company's Chief Executive Officer and President, Mr. Murphy was Chief Executive Officer of New Market Properties, LLC, a wholly-owned subsidiary of the Company's operating partnership, since September 1, 2014. In addition, Mr. Murphy has served as the chairperson of Preferred Apartment Advisors, LLC's (the "Manager") Investment Committee until January 31, 2020. Mr. Murphy also served as a member of our Board from September 1, 2014 to May 7, 2015. Mr. Murphy has over 30 years of experience as an executive officer, principal and advisor in retail and multifamily projects, portfolios and investments. From January 2009 to present, Mr. Murphy served as Chief Executive Officer of Murphy Capital and Advisory Group LLC; from May 2010 to present, as a Managing Member of Paces Andrews Associates; from January 2011 to December 2013, as Principal of Iron Tree Capital LLC; and from August 2012 to July 2014, as Chief Executive Officer of Iron Tree Retail LLC. From 1992 to 1995, Mr. Murphy served as the Director of Development of Cousins Properties Incorporated and from 1995 to 2008, he served as President of the Retail Division of Cousins Properties Incorporated, as well as a member of its investment committee. From 1988 to 1992, he was a Partner at New Market Development Company, Ltd., a shopping center management and development company, which owned and managed retail properties primarily in the Mid-Atlantic and Southeast regions and Texas. Mr. Murphy also currently serves on the board of directors of The Orvis Company where he chairs the Governance and Nominating Committee and serves on the Real Estate Committee and serves, and has served, on other boards of directors and related committees.

We believe that Mr. Murphy's previous experience at Cousins Properties Incorporated and Iron Tree Capital LLC and Iron Tree Retail LLC, along with his experience on the board of directors of the The Orvis Company and board leadership roles for non-profit organizatons, make him well qualified to serve as a member of our Board.

Timothy A. Peterson was elected to our Board as a director, effective as of March 31, 2011. Since June 2019, Mr. Peterson has served as the Chief Operating Officer and Chief Investment Officer of The Altman Companies, Inc., where his primary responsibilities are overseeing the operations of the development, construction and property management companies. Prior to becoming Chief Operating Officer, he was Chief Financial Officer of the Altman Companies since 2003 and Chief Investment Officer since 2013. Mr. Peterson was Chief Financial Officer for Keystone Property Trust from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, including as Executive Vice President. Mr. Peterson was responsible for day-to-day coordination with the accountants, attorneys and investment bankers involved in completing the initial public offering of Post Properties in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $5 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures. Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987.

We believe that Mr. Peterson’s previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, combined with his financial reporting, accounting and initial public offering experience, make him well qualified to serve as a member of our Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES NAMED ABOVE.

Biographical Information Regarding Executive Officers Who Are Not Nominated for Election as a Director

Michael J. Cronin, 65, has served as Executive Vice President of the Company since August 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the Company since our formation in 2009. Mr. Cronin, who is now employed by a subsidiary of the Company as of February 1, 2020, served in various capacities since first joining WRA in December 2005, most recently as Chief Financial Officer from October 2008 until December 2017. Prior to joining WRA, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 26 years of accounting, reporting and finance experience in the real estate field. He is a Certified Public Accountant and holds a BBA and Master's degree in Accounting from the University of Georgia.

John A. Isakson, 49, has served as Chief Financial Officer of the Company since July 2018. Prior to that time, he served as Executive Vice President and Chief Capital Officer of the Company from 2014 until August 2018. He has also served as Chief Executive Officer of Main Street Apartment Homes, LLC, an indirect subsidiary of the Company, since its commencement of operations in 2015. Prior to his role at the Company, he was Chief Executive Officer of Williams Asset Management, an investment and asset management firm for a private equity fund he co-founded with John Williams, from 2006 to December 2013. Mr. Isakson co-founded Tarpon Development, LLC, serving as CEO from 1999 to 2006. He has a broad depth of knowledge of both the private and institutional side of the real estate industry in acquisitions, dispositions, corporate and property level finance, investor relations and asset management. Mr. Isakson currently serves on the Board of Directors of Legacy Housing Corporation, the fourth largest producer of manufactured homes in the United States. He also serves on the Dean's Advisory Council at Tulane University. He has served on the Arthritis Foundation's national board of directors, as well as the board for the Georgia chapter in various positions. Mr. Isakson earned a bachelor’s degree in Economics at Tulane University, and his master’s degree in Economics at the University of Georgia.

Jeffrey R. Sprain, 48, has served as General Counsel and Secretary of the Company since 2012, and has served as Executive Vice President since 2017. Prior to that time, he served as Legal Counsel and Secretary since the Company's formation in 2009. Mr. Sprain has over 17 years of experience in the real estate industry, including serving as legal counsel of Williams Realty Advisors, LLC from 2006 to December 2017 and for Corporate Holdings, LLC from 2006 to December 2018. From November 2001 to March 2005, Mr. Sprain was an associate at the law firm Faegre & Benson, LLP. From April 2005 until May 2006, Mr. Sprain was an associate at the law firm Kilpatrick Stockton, LLP. From 1994 to 1998 he was an officer on active duty in the United States Air Force where he was a research scientist. Mr. Sprain is currently the chair of the Board of Directors of the Andrew P. Stewart Center and has served on the Board of Directors for the Minnesota Justice Foundation and the Loan Repayment Assistance Program of Minnesota. Mr. Sprain received his law degree from the University of Minnesota in 2001 where he graduated magna cum laude and order of the coif, and his BS from University of Wisconsin-Madison in electrical and computer engineering in 1993.

Director Compensation

Our compensation committee (the "Compensation Committee") designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and fairly compensating them for their time and efforts. Because of our qualification and operation as a real estate investment trust, or REIT, for U.S. federal income tax purposes and the unique attributes of a REIT, service as an independent director on our Board requires broad expertise in the fields of real estate and real estate investing.

In 2019, we compensated each of our independent directors with an annual fee of $60,000. If an independent director also served as our Vice Chairman of the Board, we would compensate such independent director with an additional annual fee of $50,000. We also paid an additional $20,000 annual fee to the chair of our audit committee (the "Audit Committee") and an additional $10,000 annual fee to each of the chair of the nominating and corporate governance committee (the "Nominating and Corporate Governance Committee"), the co-chairs of the compensation committee (the "Compensation Committee") and the chair of the conflicts committee (the "Conflicts Committee"). In addition, in 2019, we paid each independent director an annual fee of $20,000 for committee service, with this fee paid in equal quarterly installments in arrears. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our common stock pursuant to our our 2019 Stock Incentive Plan in lieu of paying an independent director annual fees and/or meeting fees in cash. In 2019 the Board formed a special committee to evaluate internalization of the external manager of the Company (the "Special Committee"). Member of the Special Committee were paid $65,000 in cash in 2019 and the the chair of the Special Committee was paid an additional $25,000 in cash for their service on the Special Committee. In early 2020, the Compensation Committee recommended to the Board, and the Board approved, (a) increasing the annual fee for committee service from $20,000 to $40,000; (b) increasing the annual fee for $60,000 to $80,000; (c) increasing the governance committee chair annual fee to $12,500; and (d) increasing the compensation committee chair annual fee to $15,000, all effective following the 2020 Annual Meeting.

All annual fees paid to our independent directors in 2019 were paid in shares of restricted common stock under our 2019 Stock Incentive Plan which vest in approximately equal amounts quarterly. All fees paid in 2019 for chairing a committee or for committee service were paid in cash. We currently expect that the annual fees owed to our independent directors will be paid in restricted shares of our common stock under our 2019 Stock Incentive Plan through our next annual meeting in 2021, that the fees for committee chairs will be paid in cash following the Annual Meeting, and that fees paid for committee service with be paid in cash in equal quarterly installments in arrears. In determining the number of shares granted for the annual fees paid to our independent directors for 2019-2020, our Compensation Committee used the closing price of our common stock for the trading day immediately prior to the date of our 2019 annual meeting to determine the number of shares to grant. If we elect to pay our independent directors in cash, subject to the consent of the Compensation Committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our common stock or a combination of shares of our common stock and cash. The vesting schedule for fees paid to our independent directors in shares of our common stock will be determined by the Compensation Committee in connection with such award. None of the members of the Board will be entitled to any fees for serving on the Board except as set forth above or unless the Board unanimously determines otherwise.

Compensation of our directors as of December 31, 2019 was as follows:

NAME(1)	FEES EARNED OR PAID IN CASH ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Steve Bartkowski	30,000	59,995	—	—	9,952	(4)	99,947
Gary B. Coursey	25,000	59,995	—	—	—		84,995
Sara J. Finley	20,000	59,995	—	—	1,586	(5)	81,581
William J. Gresham, Jr.	20,000	59,995	—	—	—		79,995
Howard A. McLure	120,000	59,995	—	—	9,952	(6)	189,947
John M. Wiens	85,000	59,995	—	—	3,649	(7)	148,644
Timothy A. Peterson	105,000	59,995	—	—	—		164,995

(1)
Mr. DuPree, our Chairman and Chief Executive Officer during 2019, Mr. Silverstein, our President, Chief Operating Officer and Vice Chairman during 2019 and Mr. Murphy, the Chief Executive Officer of New Market Properties during 2019, are not included in this table as each of them is a Named Executive Officer of the Company and none of them received compensation for service as a director of the Company in 2019. All compensation paid to Messrs. DuPree, Silverstein and Murphy for the services they provide to the Company is reflected in the Summary Compensation Table.

(2)	Represents cash payments for the chair of certain committees and for annual committee service.

(3)
The amounts included in this column represent the aggregate grant date fair value of each award, computed in accordance with Financial Accounting Standard Board - Accounting Standards Codification Topic 718 ("ASC 718"). On May 2, 2019, we issued 3,778 restricted shares of common stock to each of our independent directors in lieu of paying cash as compensation for annual service on our Board; the grant date fair value of each restricted share of common stock was $15.88 based on the closing price of our common stock on the date prior to the date of grant. Each share of restricted common stock, vested, or will vest, in approximately equal amounts on the following dates: July 31, 2019, October 29, 2019, January 27, 2020 and April 27, 2020.

(4)	This amount includes $9,952 reimbursed by the Company to the Manager for the employer side of insurance premiums for heath insurance provided to Mr. Bartkowski by the Manager.

(5)	This amount includes $1,586 reimbursed by the Company to the Manager for the employer side of insurance premiums for heath insurance provided to Ms. Finley by the Manager.

(6)	The amount for Mr. McLure includes $9,952 reimbursed by the Company to the Manager for the employer side of insurance premiums for heath insurance provided to Mr. McLure by the Manager.

(7)	The amount for Mr. Wiens includes $3,649 reimbursed by the Company to the Manager for the employer side of insurance premiums for heath insurance provided to Mr. Wiens by the Manager.

CORPORATE GOVERNANCE

Board of Directors and Committees

The Board is elected by stockholders and represents stockholder interests in the long-term success of the Company. Except for matters voted upon by stockholders, the Board acts as the ultimate decision maker of the Company. While the Board functions in an oversight capacity, management is responsible for the daily operations of the Company. A majority of our Board members are "independent," as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive session without the presence of our corporate officers or non-independent directors.

Audit Committee. Our Audit Committee currently consists of three of our independent directors: Messrs. Timothy A. Peterson, Howard A. McLure and John M. Wiens. Mr. Peterson serves as chairman of the Audit Committee and as the "audit committee financial expert," as defined in applicable SEC rules. The other two members of the Audit Committee also meet the standard of "audit committee financial expert," as defined in applicable SEC rules. Our Board has adopted a charter for the Audit Committee that sets forth its specific functions, powers, duties and responsibilities. The Audit Committee, by approval of at least a majority of the members, will: (i) select the independent registered public accounting firm to audit our annual financial statements; (ii) review with the independent registered public accounting firm the plans and results of the audit engagement; (iii) approve the audit and non-audit services provided by the independent registered public accounting firm; (iv) review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and (v) review the adequacy of our internal accounting controls. The Audit Committee will have additional powers, duties and responsibilities as may be delegated to it by the Board. During 2019, the Audit Committee held 13 meetings. Actions were also taken during the year by written consent.

Compensation Committee. Our Compensation Committee currently consists of four of our independent directors: Mr. Gary A. Coursey and Ms. Sara J. Finley, who serve as co-chairs, and Messrs. William J. Gresham, Jr. and John M. Wiens. Our Board has adopted a charter for the Compensation Committee that sets forth its specific functions, powers, duties and responsibilities. Among other things, the Compensation Committee charter calls upon the Compensation Committee to:

•
review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the Board), determine and approve the remuneration of our chief executive officer based on such evaluation;

•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;

•	oversee our stock incentive plan; and

•	determine from time to time the remuneration for our independent directors.

See "Compensation Discussion and Analysis" for a description of the processes and procedures of the Compensation Committee and for additional information regarding the Compensation Committee’s role and management’s role in determining compensation for executive officers and directors. During 2019, the Compensation Committee held nine meetings. Actions were also taken during the year by written consent.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of three of our independent directors: Messrs. Steve Bartkowski, who serves as chairman, Gary B. Coursey and Sara J. Finley. The Nominating and Corporate Governance Committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the Board. Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our Board. Among other things, the committee charter calls upon the Nominating and Corporate Governance Committee to: (i) develop criteria for selecting new directors and identify individuals qualified to become Board members and members of the various committees of the Board; (ii) select, or recommend that the Board select, the director nominees for each annual meeting of stockholders and the committee nominees; and (iii) develop and recommend to the Board a set of corporate governance principles applicable to the Company. We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders. The Company plans to implement a policy as soon as it receives its first director nominee from stockholders. The Board views it as appropriate to defer developing a formal policy until such time as it receives its first stockholder nominee. Stockholders who wish to recommend nominees for consideration by the committee may submit their nominations in writing to our Secretary at the address provided in this Proxy Statement. The committee may consider these stockholder recommendations when it evaluates and recommends nominees to the Board for submission to the stockholders at each annual meeting. During 2019, the Nominating and Corporate Governance Committee held two meetings.

Conflicts Committee. Our conflicts committee (the "Conflicts Committee") currently consists of three of our independent directors: Messrs. Howard A. McLure, who serves as chairman, Steve Bartkowski and William J. Gresham, Jr. The Conflicts Committee is designed to review, among other things, (i) transactions we enter into with the Company's executive officers, our Manager, any member of the Board or any of their respective affiliates or related parties that are subject to a conflict of interest, and (ii) the allocation of investment opportunities among affiliated entities. Our Board has adopted a charter for the Conflicts Committee that sets forth its specific functions, powers, duties and responsibilities. For a description of certain of our conflict resolution procedures, see "Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures" included elsewhere in this Proxy Statement. During 2019, the Conflicts Committee held three meetings. Actions were also taken during the year by written consent.

Independent Directors. Our Board has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and the applicable SEC rules, and (ii) rules of the NYSE. To be considered independent under the NYSE rules, the Board must determine that a director does not have a material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with any of those entities). The Board also considered the enhanced independence requirements of the NYSE applicable to members of the Compensation Committee and the enhanced independence requirements of Rule 10A-3 of the Exchange Act applicable to members of the Audit Committee.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in PAC. Therefore, on March 6, 2020, the Board of Directors adopted stock ownership guidelines for non-management directors . Pursuant to these guidelines, each non-management director is expected to own shares of our Common Stock having a value equal to at least five times their annual cash compensation. Management directors and certain of our other officers are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Code of Business Conduct and Ethics

Our Board adopted an updated code of business conduct and ethics in September 2018. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and

•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our Board. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within four business days on the corporate governance section on our corporate website. The information on our website is not a part of this Proxy Statement.

Fraud and Ethics Risk Management Policy

To provide procedures for reporting potential and actual violations relating to any law, rule, regulation or Company policy, the Company has established a fraud and ethics risk management policy. In connection with this policy, the Company has set up an ethics and compliance hotline. This hotline is hosted by a third-party provider, EthicsPoint, and allows our associates to: submit reports anonymously, track the progress of their reports, provide supporting evidence, and access open lines of communication with the individuals investigating the claims.

Committee Charters and Corporate Governance Guidelines

The charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee, our Corporate Governance Guidelines, our code of business conduct and ethics and our fraud and ethics risk management policy may be accessed on our website at www.pacapts.com by selecting the "Investors" link, followed by the "Governance Documents" link under the "Corporate Governance" drop-down menu, and are available in print upon request from our Secretary. The information on our website is not a part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership and Risk Oversight
Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interest of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are separated, with Mr. DuPree serving as Chairman and Mr. Murphy serving as Chief Executive Officer.

Our Board has determined that its current structure, with separate Chairman and CEO roles and a Lead Independent Director is in the best interests of the Company and its stockholders at this time.

A number of factors support the leadership structure chosen by the Board, including, among others:

•
the Board believes this governance structure promotes balance between the Board's independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis;

•
the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman;

•
the Chairman sets the agenda for, and presides over, board meetings and coordinates the work of the committees of our Board, providing oversight and streamlining the Chief Executive Officer's duties; and

•
The Chairman serves as a liaison between the Board and senior management but having an separate chairman also enables non-management Directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer.

The Board has a lead independent director. Our lead director is an independent director who is elected by the independent members of the Board. Howard A. McLure, a director since our initial public offering, currently serves as our lead director. The role of our lead director includes the following duties:

• call meetings of the independent directors, as needed;
• develop the agendas for meetings of the independent directors;
• preside at executive sessions of the independent directors;
• confer regularly with the Chief Executive Officer;
• serve as a liaison between the Chief Executive Officer and the independent directors;
• in consultation with the Chief Executive Officer, review and approve Board meeting schedules and agendas; and
• meet with stockholders as appropriate.

The Board oversees risk through: (i) its review and discussion of regular periodic reports to the Board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (ii) the required approval by the Conflicts Committee of all conflict of interest transactions, including, among others, acquisitions and dispositions of properties from affiliates; (iii) review and discussion of drafts of the Company's periodic reports to the SEC; (iv) the oversight of our business by the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee; and (v) regular periodic reports from our independent public accounting firm and other outside consultants, if necessary, regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for U.S. federal income tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors
During 2019, the Board held six meetings. Each of our directors attended all the meetings of the Board held during 2019, and attended all meetings of the committees of the Board on which they served during 2019. All our directors attended our annual meeting of stockholders in 2019. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders. Actions were also taken by the Board during the year by written consent.
Communications with Our Board of Directors
Stockholders and any other interested party may communicate with our Board, our lead independent director or any other individual director by writing to us at Preferred Apartment Communities, Inc., Attention: Secretary, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327. For any communication not sent directly to our Board or an individual director, our Secretary will forward such communication to our lead independent director to the extent our Secretary determines the subject matter of the communication is relevant for consideration.

Environmental, Social and Governance

Our associates have embraced our growing focus on Environmental, Social, and Governance ("ESG") as we work as an organization to be thoughtful, responsible corporate citizens. For us, ESG means striving to ensure that our properties and corporate office are operated in an environmentally and socially responsible manner. To push our ESG initiative forward, we formed a Sustainability Committee to advocate energy conservation measures, and to integrate sustainability initiatives throughout our organization, including workforce development and training opportunities, community service projects through our PAC Gives Back initiative, and health and wellness programs for our associates and tenants. For the first time in 2019, we participated in the Global Real Estate Sustainability Benchmark (“GRESB”) annual survey, which measures the environmental performance of property portfolios around the world and is endorsed by large institutional investors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Internalization

On January 31, 2020, the Company internalized the functions performed by the Manager and NMP Advisors, LLC (the "Sub-Manager") by acquiring the entities that own the Manager and the Sub-Manager (such transactions, collectively, the "Internalization") for an aggregate purchase price of $154 million, plus up to $25 million of additional consideration (the "Additional Amount").
The Internalization Transaction was effected pursuant to a stock purchase agreement, dated as of January 31, 2020 (the "Stock Purchase Agreement"), by and among the Company, Preferred Apartment Communities Operating Partnership, L.P. ("PAC OP"), PAC Carveout, LLC ("PAC Sub"), NELL Partners, Inc. ("NELL"), NMA Holdings, Inc. ("NMA"), Mortwat, LLC, Northside Partners Trust, Nancy Ann Richardson Williams 2017 Children’s Trust, Caitboo Family Trust, Fairmont Green Trust, and Murphy Capital and Advisory Group LLC. The Manager is a wholly owned subsidiary of NELL and the Sub-Manager is a wholly owned subsidiary of NMA. Trusts established, or entities owned, by the family of John A. Williams, the Company’s former Chairman of the Board and Chief Executive Officer, Daniel M. DuPree, the Company’s Executive Chairman of the Board and former Chief Executive Officer, and Leonard A. Silverstein, the Company’s Vice Chairman of the Board, and former President and Chief Operating Officer, were the owners of NELL. Trusts established, or entities owned, by Joel T. Murphy, the Company’s Chief Executive Officer and a member of the Board, the family of Mr. Williams, Mr. DuPree and Mr. Silverstein were the owners of NMA.
The Special Committee, after consultation with its independent legal and financial advisors, determined that the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement are fair to and in the best interests of the Company and the Company’s stockholders and recommended that the Board authorize and approve the Stock Purchase Agreement and the transactions contemplated thereby. Upon such recommendation from the Special Committee, the Board authorized and approved the Stock Purchase Agreement and the transactions contemplated thereby. Pursuant to the Company’s governing documents, approval by the Company’s stockholders was not required for the execution of the Stock Purchase Agreement or the consummation of any of the transactions contemplated thereby.

Pursuant to the Stock Purchase Agreement, the sellers sold all of the outstanding shares of capital stock of NELL and NMA to PAC Sub in exchange for an aggregate of approximately $111.1 million in cash paid at the closing which reflects the satisfaction of certain indebtedness of NELL, the estimated net working capital adjustment, and a hold back of $15 million for certain specified matters (the "Specified Matters Holdback Amount"). The Specified Matters Holdback Amount is payable to the NELL sellers less certain losses following final resolution of any such specified matters.

Additionally, upon the occurrence of an Earnout Trigger (as defined below), PAC Sub will promptly (but in any event, within five (5) business days of the date of such Earnout Trigger) pay to the sellers of NELL and NMA the Additional Amount. An "Earnout Trigger" will occur upon the earlier of (i) if, for the immediately preceding fiscal year beginning on January 1, funds from operations ("FFO") of the Company per weighted average basic share of the Company’s common stock and Class A Unit (as defined in the limited partnership agreement of PAC OP) outstanding for such fiscal year is determined to be greater than or equal to $1.55 or (ii) on the thirty-six (36) month anniversary of the closing of the Internalization; provided, that in no event can the Earnout Trigger occur (and the Additional Amount be paid) more than once.
The Stock Purchase Agreement contains customary representations and warranties, including regarding organization and good standing, power and authority, capitalization and ownership, financial statements and liabilities, litigation, compliance with laws, absence of changes, taxes, material contracts, employee matters, real properties, intellectual property, affiliate transactions and brokerage arrangements. The representations and warranties of the parties in the Stock Purchase Agreement will survive the closing of the Internalization for a period of twelve (12) months, except that certain fundamental representations and warranties will survive for sixty (60) days after the expiration of the applicable statute of limitations.
PAC Sub purchased a representations and warranties insurance policy (the "R&W Policy") in connection with the Internalization. PAC Sub will be able to make claims against the R&W Policy in the event that the representations and warranties of the sellers contained in the Stock Purchase Agreement are subsequently discovered to have been inaccurate as of the date of the Stock Purchase Agreement, subject to customary exceptions and limitations. The Company may not, subject to certain exceptions, pursue a claim for indemnification under the Stock Purchase Agreement unless such claim is the subject of a specific exclusion from coverage under the R&W Policy.

The foregoing description of the terms of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on February 3, 2020.

Management Agreement

We had entered into a sixth amended and restated management agreement (as amended, the "Management Agreement") with our Manager to manage our day-to-day operations. The Management Agreement was eliminated as of January 31, 2020 once the Internalization was complete. Pursuant to the Management Agreement, our Manager provided us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our Board, through January 31, 2020. Our Manager had an investment committee that oversaw our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies. We did not have any employees while the Management Agreement was in place.

The Management Agreement provided for the Manager to be paid fees in connection with services provided to us. These fees included asset management, acquisition, disposition, general and administrative expense, multifamily property management and leasing, retail management, retail leasing and construction, development and landscaping. The asset management fee was equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles ("GAAP") (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs), payable monthly in arrears. Prior to January 1, 2016, and following June 30, 2017, an acquisition fee equal to 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, was paid for services in connection with selecting, evaluating and acquiring such asset. The multifamily property management and leasing fee and the retail management fee were 4% of the monthly gross revenues of our properties managed and the management fees for office building assets was within the range of 2.0% to 2.75% of gross property revenues, all for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that were engaged by our Manager to provide such services and was payable monthly in arrears, based on the actual gross revenues for the prior month. The retail leasing fee for new leases was equal to the greater of (i) $4.00 per square foot or (ii) the sum of 4.0% of the aggregate base rent for the first ten years of the lease. The retail leasing fee for renewals was equal to the greater of (i) $2.00 per square foot or (ii) the sum of 2.0% of the aggregate base rent for the first ten years of the lease. Notwithstanding the foregoing, retail leasing fees did not exceed customary competitive rates for the market. The office leasing commission fees (a) for new office leases were equal to 50.0% of the first month’s gross rent plus 2.0% of the remaining fixed gross rent on the guaranteed lease term, (b) in the event of co-broker participation in a new lease, the leasing commission determined for a new lease was equal to 150.0% of the first month’s gross rent plus 6.0% of the remaining fixed gross rent of the guaranteed lease term, and (c) for lease renewals, was equal to 2.0% of the fixed gross rent of the guaranteed lease term or, in the event of a co-broker, 6.0% of the fixed gross rent of the guaranteed lease term. Office leasing commission fees did not exceed market rates for office leasing services. The general and administrative expense fee was 2.0% of our monthly gross revenues, and was payable monthly in arrears based on the actual gross revenues of the Company for the prior month. The disposition fee payable upon the sale of one or more of our properties or other assets was an amount equal to 1% of the contract sales price of the asset. Any construction fee, development fee and landscaping fee we paid our Manager, was at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements. Also, did reimburse our Manager for certain costs and expenses it incurs in connection with the services it provides to us. However, the total amount of the asset management, multifamily property management and leasing, retail management, retail leasing and general and administrative expense fees and expenses paid or reimbursed to our Manager were capped at 1.5% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). From January 1, 2016 to June 30, 2017, the acquisition fee was eliminated and replaced with a loan origination fee or a loan coordination fee. The loan origination fee was 1.0% of the amount that may be advanced by us for a loan for services in connection with selecting, evaluating and documenting such loan investment. From January 1, 2016 to June 30, 2017, the loan coordination fee was: (1) 1.6% of (i) the initial amount of new debt financed or outstanding debt assumed, other than a refinancing, related to any type of asset owned, directly or indirectly; (ii) the additional amount of any supplemental financing related to any asset owned, directly or indirectly; and (iii) for any acquisition (by purchase, investment or exchange) of asset acquired without any new or assumed debt financing, an amount equal to 63.0% of the purchase price for the acquisition, inclusive of expenses related thereto, but exclusive of any loan coordination fee; less (2) the aggregate amount of loan coordination fees and loan origination fees previously paid in connection with the asset. Following June 30, 2017, the loan coordination fee was reduced from 1.6% to 0.6% and the loan coordination fee for assets acquired without any new or assumed debt financing was eliminated.

The Manager forfeited some of the asset management, property management, and general and administrative fees for properties owned by the Company. An aggregate total of approximately $23.0 million of combined asset management and general and administrative expense fees were contingent as of December 31, 2019. At January 31, 2020, all contingent fees were eliminated in connection with Internalization.

OP Agreement

Class B Units. Under the operating partnership agreement of our operating partnership, Class B Units of the operating partnership may be granted to our directors, officers (including our Named Executive Officers) and employees, employees of entities that provide services to us, or to entities that provide services to us. The Class B Units may be subject to forfeiture or other restrictions upon terms included with any such grant.
In general, the Class B Units are intended to be treated as "profits interests" in our operating partnership for U.S. federal income tax purposes. In general, the Class B Units will receive allocations of net income and net loss consistent with their distribution priorities, however, periodically and upon the occurrence of certain specified events, our operating partnership will revalue its market capitalization and any increase in market capitalization will be allocated first to such Class B Units until the capital account attributable to each such Class B Units is economically equivalent to our capital account attributable to each of the Class A Units we hold in our operating partnership.
At the time the capital account attributable to each such Class B Unit is economically equivalent to our capital account attributable to each of the Class A Units we hold, such Class B Unit shall automatically convert into a Class A Unit and such holder shall be entitled to all rights and preferences and subject to all obligations of any other holder of Class A Units. If the Class B Units are subject to forfeiture, upon a forfeiture of Class B Units, there is a risk that we will recognize taxable income up to the amount of the capital account of such holder of such Class B Units allocable to such Class B Unit. The Class B Units may be entitled to distributions, even though the Class B Units are subject to forfeiture.
After owning a Class A Unit for one year, Class A Unit holders generally may, subject to certain restrictions, exchange Class A Units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. However, subject to certain limitations, in the case of a proposed combination, each Class A Unit holder has the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. In addition, when Class A Units are issued upon the conversion of a Class B Unit, the period of time the Class B Unit was owned will be considered for the one year ownership requirement of a Class A Unit.
See "Executive Compensation" beginning on page 22 of this Proxy Statement.

Affiliate Loans

We had extended a revolving line of credit to the Manager in an aggregate amount of up to $24.0 million (the "PAA Line") in order to provide liquidity to the Manager in support of its ongoing business operations. The PAA Line bore interest at 6.0% per annum from January 1, 2018 until December 31, 2018, with interest paid monthly. Starting January 1, 2019, the PAA Line bore interest at 7.5% per annum. At December 31, 2019, the amount drawn by the Manager on the PAA Line was approximately $15.2 million. At January 31, 2020, the amount drawn by the Manager on the PAA Line was approximately $20.1 million. For the year ended December 31, 2019, interest revenue on the PAA Line from our Manager was approximately $1.1 million.

We had extended loan to Preferred Capital Marketing Services, LLC, or PCMS, in the original principal amount of $1.5 million (the "PCMS Loan"). PCMS was under common control with our Manager. This loan bore interest at 10.0% per annum, with interest payable monthly. At January 31, 2020 and December 31, 2019, the amount owed on the PCMS Loan was approximately $0.65 million, and for the year ended December 31, 2019, interest revenue on the PCMS Loan was approximately $69,500.

On January 31, 2020, the PAA Line and the PCMS Loan were deemed satisfied in full in connection with Internalization.

Management Agreement Fees

Until January 31, 2020, the Management Agreement entitled the Manager to receive compensation for various services it performs related to acquiring and financing assets, originating loans and managing properties on the Company's behalf:
(in thousands)

		Twelve months ended December 31,
Type of Compensation	Basis of Compensation	2019	2018	2017

Acquisition fees	1% of the gross purchase price of real estate assets	$7,203	$10,699	$6,131
Loan origination fees	1.0% of the maximum commitment of any real estate loan, note or line of credit receivable	783	2,166	1,331
Loan coordination fees	January 1, 2016 to June 30, 2017, 1.6% of any assumed, new or supplemental debt incurred in connection with an acquired property. After June 30, 2017, 0.6% of any assumed, new or supplemental debt incurred in connection with an acquired property.	2,939	3,897	5,560
Asset management fees	Monthly fee equal to one-twelfth of 0.50% of the total book value of assets, as adjusted	15,596	14,698	12,908
Property management fees	Monthly fee equal to 4% of the monthly gross revenues of the properties managed	10,274	8,934	6,382
General and administrative expense fees	Monthly fee equal to 2% of the monthly gross revenues of the Company	6,177	6,022	5,238
Construction management fees	Quarterly fee for property renovation and takeover projects	264	408	332
Disposition fees	1% of the sale price of a real estate asset	282	1,710	—
Leasing Fees	See the description above		9	—
Contingent asset management and general and administrative fees	Recognized upon the disposition of a real estate asset that generates above a 7% return	11	671	—

		$43,529	$49,214	$37,882

Conflicts of Interest

We anticipate that future acquisitions by us of assets likely be from unaffiliated third parties, but we would still consider acquisitions from affiliated third parties if any such acquisition made financial sense to us and was approved by our Conflicts Committee comprised solely of independent directors. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all our directors have a duty to act in a manner reasonably believed to be in our best interest.

Certain Conflict Resolution Procedures

Every transaction that we enter into with our Named Executive Officers, any member of our Board or any of their respective affiliates or related parties, and any other of our related persons will be subject to an inherent conflict of interest. Our Board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our Named Executive Officers and members of our Board or any of their respective affiliates or related parties, and any other of our related persons. In order to reduce or eliminate certain potential conflicts of interest, our Conflicts Committee will review (i) all transactions we enter into with our Named Executive Officers, any member of our Board or any of their respective affiliates or related parties, and any other of our related persons, and (ii) the allocation of investment opportunities among affiliated entities. The policies and procedures of the Conflicts Committee are evidenced in the charter of the Conflicts Committee.

In addition, our code of business conduct and ethics requires all of our personnel to be vigilant in avoiding a conflict of interest as it relates to our interests and the interests of our officers, employees and directors. The code prohibits us from, among other things, entering into a transaction or a business relationship with such a related person or in which such a related person has a substantial financial interest, unless such transaction and relationship are disclosed to and approved in advance by our Conflicts Committee.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with the entire Board. We do not have a formal written policy for approval or ratification of such transactions, as all such transactions are evaluated on a case-by-case basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers (as defined in the Exchange Act), and persons who own more than ten percent of a registered class of the Company's equity securities, if any, to file with the SEC reports of ownership of the Company and reports of changes in ownership. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and officers, we believe that during the fiscal year ended December 31, 2018 ("fiscal year 2018"), the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), other than two late Form 4s from directors due to late reporting to the Company of the sale transactions and a late Form 4 for an officer on the conversion of Class A Units into Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our Named Executive Officers for fiscal year 2019. Our Named Executive Officers for fiscal year 2019 were Daniel M. DuPree, Chief Executive Officer, John A. Isakson, Executive Vice President and Chief Financial Officer, Michael J. Cronin, Executive Vice President, Chief Accounting Officer and Treasurer, Leonard A. Silverstein, our former President and Chief Operating Officer and Joel T. Murphy, our former Chief Executive Officer - New Market Properties, LLC and our current Chief Executive Officer and President.

Overview of Compensation Program and Philosophy

Pre-Internalization

We had no employees in 2019. We were externally managed by our Manager pursuant to the Management Agreement until January 31, 2020. All our Named Executive Officers were employees of our Manager and/or affiliates of our Manager that provide services to us until January 31, 2020. We did not pay any cash compensation to our Named Executive Officers in 2019. We did not provide our Named Executive Officers with pension benefits, perquisites or other personal benefits in 2019. We currently have no arrangements to make cash payments to our Named Executive Officers upon their termination from service as our officers. The Compensation Committee did not grant our Named Executive Officers equity-based awards in 2019.

Post-Internalization

Following Internalization, we began paying the annual salaries, and providing other standard, company-wide, health and welfare benefits, for our Named Executive Officers on February 1, 2020 at approximately the same rates and under the same plans the Manager paid or had in place in January 2020. We now have approximately 504 employees. In addition, the Compensation Committee engaged FPL Associates ("FPL"), a well-respected compensation consultant in the REIT industry, in connection with Internalization to work on a comprehensive executive compensation program for the Company (the "Compensation Program"). The Compensation Program is being designed to provide a compensation program for our Named Executive Officers that would include (i) a mix of base salary, short-term cash incentive compensation, and long-term equity incentive compensation; (ii) objective benchmarking; (iii) time-based and performance-based vesting; and (iv) peer comparisons where appropriate.

The goals in preparing and adopting the Compensation Program are generally as follows:

•Retain and motivate key contributors to the Company's profitability and growth;
•Align employee and stockholder interests;

•	Provide incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess operational and individual performance

•	Provide a means to reward for strong performance; and

•	Foster an ownership mentality among program participants.

Say-On-Pay Vote
At our 2019 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers. A strong majority of our stockholders (82.6%) that voted on this proposal at the 2019 annual meeting of stockholders approved the compensation of our Named Executive Officers as described in our proxy statement for the 2019 annual meeting of stockholders. The Compensation Committee reviewed the results of this advisory "say-on-pay" vote and considered it in determining to not grant any equity awards to our Named Executive Officers for 2019 and consider these results when working with FPL Associates on the full compensation packages for our Named Executive Officers in 2020 and beyond. The Compensation Committee will also carefully consider the results of the stockholder advisory vote on executive compensation when making future decisions on the compensation of our Named Executive Officers, along with other expressions of stockholder views it receives on specific policies and desirable actions. The Company will have a say-on-pay vote at the Annual Meeting regarding the compensation of our Named Executive Officers as described in this Proxy Statement.

Say-on-Pay-Frequency Vote

At our 2018 annual meeting of stockholders, our stockholders who voted on the 2018 say-on-pay frequency vote recommended by a substantial majority (73.3%) that we hold an advisory stockholder vote on the compensation of our Named Executive Officers every year. As a result of this vote in 2018, the Company has determined that it will hold a say-on-pay vote each year until the next say-on-

pay-frequency vote is held at the Company's annual meeting in 2024. Therefore, as noted above, an advisory vote on the Named Executive Officers compensation will be held at the Annual Meeting.

Cash and Other Compensation

We did not pay or accrue any salaries or bonuses to our Named Executive Officers in 2019.

Supplementary Compensation Disclosure

While not required under the guidelines of the SEC, we have provided supplemental compensation information with respect to our Named Executive Officers in the Summary Compensation Table on Page 26 of this Proxy Statement. This information has been disclosed in order to provide our stockholders with additional information to understand the overall compensation provided in 2019 to our Named Executive Officers both by our Manager and/or directly by the Company through the awarding of annual equity grants.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to our 2019 Stock Incentive Plan, grant our Named Executive Officers equity-based awards, including options, restricted shares, restricted share units, unrestricted shares and other awards based on our shares. No such equity based awards were granted to our Named Executive Officers in fiscal year 2019.

In addition, under the operating partnership agreement of our operating partnership, Class B Units may be granted to our directors, officers (including our Named Executive Officers) and employees, employees of entities that provide services to us, or to entities that provide services to us. To the extent that our Named Executive Officers are granted Class B Units in respect of their services to us, they do not receive duplicate compensation under our 2019 Stock Incentive Plan. These equity-based awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company. These equity-based awards provide a further benefit to us by enabling us to attract, motivate and retain talented individuals. If and when granted, these equity-based awards are designed to align the interests of our Named Executive Officers with those of our stockholders, by allowing our Named Executive Officers to share in the creation of value for our stockholders through capital appreciation and dividends.

As noted above, the Compensation Committee has hired FPL to assist in designing the Compensation Program that would include awards under our 2019 Stock Incentive Plan, or our operating partnership agreement. The Compensation Committee does not explicitly set future award levels/opportunities on the basis of what the Named Executive Officers earned from prior awards. While the Compensation Committee will take past awards, if any, into account it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the Compensation Committee will take into account factors such as our performance, the individual's position, his or her contribution to our performance, and general market practices of our peers and similarly sized companies, as well as the recommendations FPL.

Stock Ownership Guidelines and Holding Requirements

Our Board adopted stock ownership guidelines for certain officers of the Company on March 6, 2020 (the "Ownership Guidelines Adoption Date"). Stock ownership guidelines strongly align the interests of management with the interests of stockholders because executives become stockholders with a considerable investment in PAC.

Our stock ownership and retention guidelines provide that each officer and director subject to the guidelines must meet the requirement within five years of the Ownership Guidelines Adoption Date if an officer is subject to the guidelines at adoption, and within five years of becoming subject to the guidelines otherwise. If an officer or director has not attained the required goal after the specified period, the individual shall not be required to purchase shares of our Common Stock in the open market, but instead is required to retain 100% of the net after tax (and any applicable exercise costs) amount of any equity held, and subsequently awarded, until such goal is met. Shares of our Common Stock held outright and shares held through our 401(k) plans are counted for purposes of meeting the ownership guidelines as well as any shares held indirectly if the individual has an economic interest in the shares. Indirect ownership includes shares reportable in this Proxy Statement or any future proxy statement and any shares reportable on Table 1 of Forms 3, 4, and 5 under the Exchange Act. In addition, Class A Units of our operating partnership owned directly will be counted for purposes of our ownership guidelines. Stock options (whether vested or not), restricted stock units and unvested shares of restricted stock are not counted in the ownership calculation.

OWNERSHIP GUIDELINES
CEO	5x Annual Base Salary
Executive Chairman	5x Annual Base Salary
Other Designated Officers	1x to 3x Annual Base Salary

Accounting and Tax Considerations

We generally follow guidance for stock-based awards under ASC 718. Certain future stock-based compensation expense will be affected by our stock price, the number of stock-based awards our Compensation Committee grants, if any, in fiscal year 2019 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions may include, but are not limited to, dividend yields on our stock, risk-free interest rates, the expected term of the award and the volatility of our common stock price.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer and President may provide input and recommendations to the Compensation Committee for the compensation, if any, paid to each of our Named Executive Officers. The Compensation Committee considers these recommendations when determining salary, if any, awarding incentive compensation and setting incentive opportunities for the coming year. In addition, our Chief Accounting Officer and Chief Financial Officer analyze the financial implications of various executive compensation plan designs.

Independent Compensation Consultant

In 2019, the Compensation Committee engaged FPL as its independent compensation consultant to advise the Compensation Committee with respect to our compensation program for our Named Executive Officers following Internalization. Prior to engaging FPL in 2019, FPL was hired to advise the Compensation Committee in 2015 to determined equity-based compensation in 2016. All of FPL's work will be done at the direction of or on behalf of the Compensation Committee, who considered the independence of FPL in accordance with NYSE requirements. Although the Compensation Committee considers the advice of its independent consultant, the Compensation Committee has the final decision-making authority with respect to all elements of compensation. FPL does not provide any additional services to us. FPL was not engaged in 2016, 2017 or 2018.

Securities Trading Policy and Anti-Hedging Policy

We maintain a comprehensive securities trading policy which provides, among other things, that "covered persons" and "insiders" who are aware of material, non-public information regarding the Company may not disclose or trade on such information. In addition, "covered persons" and "insiders" are prohibited from transacting in derivative securities (including buying or selling puts and calls) of the Company, short selling Company securities, buying or selling Company securities during any blackout period, holding Company stock in a margin account or pledging Company stock as collateral for a loan. Individuals classified as "insiders" (which include the Named Executive Officers) and their family members generally may not buy or sell Company securities without prior approval of the Company's General Counsel, except under approved Rule 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our securities in a margin account or has used our securities as collateral for a loan or is currently transacting in derivative securities of the Company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has furnished the following report. The information contained in this "Compensation Committee Report" is not to be deemed "soliciting material" or "filed" with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Compensation Committee recommended to our Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Compensation Committee

Gary B. Coursey, Co-Chair
Sara J. Finley, Co-Chair
William J. Gresham, Jr.
John M. Wiens

SUMMARY COMPENSATION TABLE

We did not provide any of our Named Executive Officers with any cash compensation or bonus in 2019. Nor do we provide any Named Executive Officer with pension benefits or nonqualified deferred compensation plans in 2019. We have not entered into any employment agreements with any person, and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The table below summarizes the total compensation paid or awarded to each of our Named Executive Officers for the fiscal years indicated. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement.

Name and Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Total
Daniel M. DuPree	2019	$1,250,000	$800,000	—	$2,050,000
Chief Executive Officer(3)	2018	$1,000,000	—	$732,607	$1,732,607
	2017	$900,000	—	$608,850	$1,508,850
John A. Isakson	2019	$525,000	$250,000	—	775,000
Executive Vice President and Chief	2018	$450,000	$100,000	$101,759	$651,759
Financial Officer	2017	N/A	N/A	N/A	N/A
Michael J. Cronin	2019	$450,000	$275,000	—	$725,000
Executive Vice President, Chief	2018	$425,000	$100,000	$162,802	$687,802
Accounting Officer and Treasurer	2017	$400,000	$75,000	$162,362	$637,362
Leonard A. Silverstein	2019	$1,050,000	$1,250,000	—	$2,300,000
President and	2018	$1,000,000	—	$732,607	$1,732,607
Chief Operating Officer(4)	2017	$900,000	—	$608,850	$1,508,850
Joel T. Murphy	2019	$840,000	$1,140,000	—	$1,980,000
Chief Executive Officer - New	2018	$640,000	$325,000	$447,704	$1,412,704
Market Properties, LLC(5)	2017	$550,000	$225,000	$324,725	$1,099,725

*
The columns for "Option Awards," "Non-Equity Incentive Plan Compensation" and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" have been omitted because they are not applicable.

(1)
While disclosed here, salary and cash bonus amounts are not paid by the Company. All amounts were paid by the Manager except for Mr. Murphy, who was paid his salary and bonus solely by NMP Advisors, LLC.

(2)
Represents the total grant date fair value of the Class B Units granted in 2016, 2017 and 2018 determined in accordance with ASC 718. We engaged a third party valuation consultant to develop the grant date fair values of the Class B Units using a Monte-Carlo simulation. The simulation was run using assumptions regarding dividend yield, expected volatility, risk-free interest rate and service period. Beginning in 2016, we began using our own public equity market history for the expected volatility assumption.

(3)	On January 1, 2020, Mr. DuPree ceased being our Chief Executive Officer and became Executive Chairman of the Board.

(4)	On March 3, 2020, Mr. Silverstein resigned from his role as President and Chief Operating Officer.

(5)	On January 1, 2020, Mr. Murphy became our Chief Executive Officer. On March 4, 2020, Mr. Murphy added the title of President.

CEO Pay Ratio
As a result of the recently adopted rules under the Dodd-Frank Act, beginning with our 2018 proxy statement, the SEC requires disclosure of the CEO to median employee pay ratio. However, since we had no employees in 2019 and all of our Named Executive Officers were employees of our Manager and/or affiliates of our Manager that provided services to us in 2019, we do not have a pay ratio to disclose for 2019. Following Internalization, we expect to have a pay ratio disclosure in our proxy statement for our annual meeting in 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael J. Cronin(3)	0	N/A	14,312	$190,636
John A. Isakson(4)	0	N/A	2,270	$30,236

(1)
On January 2, 2018, Mr. Cronin was granted and aggregate of 9,772 Class B Units. With respect to Mr. Cronin, one third of his 2018 Class B Units vested on January 2, 2019 and a second third of his 2018 Class B Units vested on January 2, 2020, and the remaining 3,257 unvested 2018 Class B Units of Mr. Cronin will vest on January 4, 2021. On January 2, 2019 it was determined that none of the 2018 Class B Units were earned. Since the outstanding 2018 Class B Units were not fully earned on January 2, 2019, additional determinations will be made at the end of each calendar quarter thereafter until the outstanding unearned Class B Units are fully earned or forfeited. As of December 31, 2019, the 2018 Class B Unit were not earned. To be fully earned, the volume weighted average of the closing per share prices of our common stock reported by the NYSE for the five consecutive trading days ending on (and including) the last day of any subsequent quarter currently will need to be at or above $20.38 per share.

(2)	The amounts are calculated by multiplying $13.32, the closing price of our common stock as reported by the NYSE for December 31, 2019, by the applicable number of Class B Units

(3)	Includes 4.540 unvested Class B Units that were granted in 2017. Of these unvested Class B Units, all were vested and were converted to Class A Units on January 2, 2020.

(4)	Includes 2,270 unvested Class B Units that were granted in 2017. Of these unvested Class B Units, all 2,270 vested and were converted to Class A Units on January 2, 2020.

OPTION EXERCISES AND STOCK VESTING

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Cronin	9,536	$134,076
John A. Isakson	3,768	$52,978

(1)
Represents the aggregate number of Class B Units granted on January 4, 2016 and January 3, 2017 that vested on January 2, 2019 and were earned on or before January 2, 2019 and became Class A Units when earned and vested, which Class A Units are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us.

(2)
The amounts are calculated by multiplying $14.06, the closing price of our common stock as reported by the NYSE on December 31, 2018 (the last trading date prior to the vesting date), by the number of Class B Units converted to Class A Units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Class B Units

Under the 2018 Class B Unit grants, in the event that we would have experienced a change of control prior to January 2, 2020, 100% of the outstanding and unforfeited 2018 Class B Units would have immediately and automatically vested at that time. In addition, a calculation to determine if, and to what extent, the 2018 Class B Units were earned would have been made using the fair value of our common stock on a per share basis, as determined by the Compensation Committee based on the total consideration paid or payable in the transaction resulting in the change of control, to calculate our market capitalization.

The 2018 Class B Unit grants also provided that in the event a participant’s service as an executive officer with us terminated due to death or disability prior to January 2, 2020, a pro rata portion of the participant's 2018 Class B Units would be forfeited based upon the number of days from the date of the death or disability to January 2, 2020, but the unforfeited portion of the participant's 2018 Class B Units would fully vest as of the date of the participant’s death or disability.

Further, under the 2018 Class B Units, if a participant’s service as an executive officer with us would have ceased for any reason other than death, disability or change of control, any 2018 Class B Units that had not been earned and vested would have been automatically forfeited, although the Compensation Committee could have, in its sole discretion, determined that all or any portion of any of the 2018 Class B Units awarded should become fully vested and not forfeited.

If on December 31, 2019 we had incurred a change of control or the Named Executive Officers’ service with us would have terminated due to death or disability, assuming that all previously unforfeited 2018 Class B Units would have become vested, and without regard to any proration, Mr. Cronin's 2018 Class B Units would have vested but would not have been earned as of such date and therefore had no value as of such date.

Internalization

In the Stock Purchase Agreement, the Additional Amount will become fully earned and payable upon a PAC Change of Control, as defined in the Stock Purchase Agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2019 regarding our compensation plans and the common stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	482,810(2)	N/A	1,760,651
Equity compensation plans not approved by stockholders	-	-	0
Total	482,210	-	1,760,651

(1)
Includes our 2019 Stock Incentive Plan, which authorizes a maximum of 3,617,500 shares of our common stock for issue. Awards may be made in the form of issuances of common stock, restricted stock, stock appreciation rights, performance shares, incentive stock options, non-qualified stock options or other forms. Eligibility for receipt of, amounts, and all terms governing awards pursuant to the 2019 Stock Incentive Plan, such as vesting periods and voting and dividend rights on unvested awards, are determined by our Compensation Committee.

(2)
Represents 437,181 Class A Units of our operating partnership, which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us, and 45,629 Restricted Stock Units. Excluded are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center.

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in this "Audit Committee Report" is not to be deemed "soliciting material" or "filed" with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors of Preferred Apartment Communities, Inc. (the "Board"). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2019 Annual Report on SEC Form 10-K with our management and with PricewaterhouseCoopers LLP.

•	The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees.

•
    The Audit Committee received from PricewaterhouseCoopers LLP written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee regarding independence, and discussed with PricewaterhouseCoopers LLP its independence from us and our management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee

Timothy A. Peterson, Chairman
Howard A. McLure
John M. Wiens

PROPOSAL NO. 2 - APPROVAL OF THE ARTICLES OF AMENDMENT TO THE COMPANY'S CHARTER

Our Board of Directors recommends a vote FOR the proposal to approve of the Articles of Amendment to our Charter

Upon recommendation of the Nominating and Corporate Governance Committee, our Board has declared advisable and recommends that stockholders approve the Articles of Amendment to the Company's charter (the "Proposed Charter Amendment") to provide the Board and the Company's stockholders with the concurrent power to amend our bylaws.

Currently, both our charter and bylaws provide the Board with the exclusive power to amend the bylaws. Our Board is committed to good corporate governance and monitors regularly our corporate governance policies and practices. Our Board carefully considered the advantages and disadvantages of adopting a change to our charter to allow for stockholders to amend the bylaws. The Company's bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and stockholders and the election and duties of directors and officers, among other provisions. In the past, the Board believed that the default position under Maryland General Corporation Law provided an effective means for the Board to ensure that any amendments to our bylaws were prudent and designed to protect and maximize long-term value for all stockholders. More recently, the Nominating and Corporate Governance Committee considered the various positions for and against allowing stockholders to amend the bylaws. After weighing these considerations, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined it is in the best interest of the Company's stockholders to vote for amending the charter to allow stockholders to amend our bylaws.

The general description of the Proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Charter Amendment, which is contained in Articles of Amendment attached as Exhibit A to this Proxy Statement and is incorporated by reference herein.

On March 6, 2020, the Board approved, subject to approval of the Proposed Charter Amendment, an amendment to Section 7.07 of our bylaws which will allow for the bylaws to be adopted, altered or repealed by the affirmative vote of a majority of the Board or by the stockholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter (the "Bylaw Amendment"). This Bylaw Amendment does not require approval by our stockholders and is conditioned upon the approval of the Proposed Charter Amendment at the Annual Meeting and upon the effectiveness of the Proposed Charter Amendment. The Bylaw Amendment would replace Section 7.07 of our bylaws with the following:

Section 7.07. Amendments. The Board of Directors shall have the power to adopt, alter or repeal any provision of these bylaws and to make new bylaws. In addition, these bylaws may also be adopted, altered or repealed, and new bylaws may be made, pursuant to a binding proposal that is (a) submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by (i) the Board of Directors or (ii) a stockholder who provides to the Corporation timely notice of such proposal that satisfies the notice procedures and all other relevant provisions of Article 2 and who is, at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote on such matter, at the time such notice is delivered to the Corporation and as of such meeting, a stockholder that satisfies the ownership and other eligibility requirements of Rule 14a-8 under the Exchange Act and Article 2 of these bylaws, and (b) approved by the stockholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.

If approved by the requisite vote, the Proposed Charter Amendment will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation in Maryland (the "SDAT") to reflect the changes to Article 5. If the Proposed Charter Amendment is not approved by the requisite vote, then the proposed amendment to Article 5 of our charter will not be filed with the SDAT and our Board shall continue to have the exclusive power to adopt, alter or repeal any provision of our bylaws pursuant to our charter.

Approval of a charter amendment to provide stockholders with the concurrent power to amend our bylaws requires the affirmative vote of two-thirds of all of the votes entitled to be cast at the Annual Meeting. An abstention from voting on a matter will not be considered a vote cast on the matter, but will be counted in determining the number of affirmative votes required for approval and accordingly will have the same effect as a vote against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, but will be counted in determining the number of affirmative votes required for approval and accordingly, will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ARTICLES OF AMENDMENT TO THE COMPANY'S CHARTER.

PROPOSAL NO. 3 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as Disclosed in this Proxy Statement

General

Our Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2018 compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section entitled "Compensation Discussion and Analysis," the compensation tables and other executive compensation disclosures.

The stockholder vote will not be binding on us or our Board, and it will not be construed as overruling any decision by us or our Board or creating or implying any change to, or additional, fiduciary duties for us or our Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

As discussed in the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, our Board believes that our compensation program has historically been directly linked to our business objectives of generating income for our stockholders and growing our market capitalization. For example:

•
While we did not pay our Named Executive Officers any cash compensation in 2019, our Compensation Committee may grant our Named Executive Officers equity awards intended to align their interests with those of our stockholders, thereby allowing our Named Executive Officers to share in the creation of value for our stockholders through stock appreciation and dividends.

•	These equity awards, if any, are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for our Company.

•	These awards further provide flexibility to us in our ability to enable us to attract, motivate and retain talented individuals.

In addition, now that Internalization is complete, our Compensation Committee has engaged FPL in advising the Compensation Committee in designing the Company's overall compensation program for its Named Executive Officers. Once this overall compensation program has been completed and approved by the Compensation Committee, it is our current understanding that our Named Executive Officers will have a compensation package that is a mixture of base salary, cash incentive compensation, and equity incentive compensation that will be designed to (1) attract and retain top talent at the Company; and (2) align management with stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL (ON AN ADVISORY BASIS) OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended December 31, 2018 and fees billed to or agreed to by us for the fiscal year ended December 31, 2019 by PricewaterhouseCoopers LLP for professional services rendered:

Fee Category	2019 Fees	2018 Fees
Audit fees(1)	$1,179,600	$1,113,300
Audit-related fees(2)	62,500	—
Tax fees(3)	—	—
All other fees(4)	99,400	45,940
Total Fees	$1,341,500	$1,159,240

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees in connection with Internalization.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and, if applicable, international tax compliance, tax advice and tax planning.

(4)	All other fees consist the preparation of comfort letters and other related matters in connection with securities offerings by the Company in 2018 and 2019.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of PricewaterhouseCoopers LLP for all audit or permissible non-audit services. All of the non-audit services for 2018 and 2019 were approved by the Audit Committee.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER BUSINESS

Our Board does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Joel T. Murphy
Chief Executive Officer

Date: March [-], 2020

ANNEX A

PREFERRED APARTMENT COMMUNITIES, INC.

ARTICLES OF AMENDMENT

Preferred Apartment Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Article 5 of the Charter in its entirety and substituting in lieu thereof the following new Article 5:
ARTICLE 5
Section 5.01. By-laws. The Board shall have the power to adopt, alter or repeal any provision of the Corporation's By-laws and to make new By-laws. The By-laws also may be adopted, altered or repealed, and new By-laws may be made, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote on the matter or such other standard as may be required to approve such action by an express provision of the By-laws as then in effect. The By-laws may also include other requirements that stockholders must satisfy in order to make such a proposal.
SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this _____ day of ______________, 2020.
ATTEST:                    PREFERRED APARTMENT COMMUNITIES, INC.

______________________________        By: ______________________________ (SEAL)
Name: Jeffrey R. Sprain                 Name: Joel T. Murphy
Title: Secretary                     Title: Chief Executive Officer

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